MUELLER WATER PRODUCTS, INC. VIA EMAIL Paul McAndrew PMcAndrew@muellerwp.com Dear Paul: This letter memorializes our discussions regarding your continued employment with the Company on and following August 21, 2023 (the “Effective Date”). As discussed, on the Effective Date, you will assume the role of Chief Operating Officer of the Company, reporting directly to the Chief Executive Officer of the Company. In consideration of your new role, you will be entitled to the following payments and benefits: 1. An annual base salary equal to $450,000, target annual bonus equal to 65% of annual base salary and target annual long-term incentive opportunity equal to 170% of annual base salary, to be effective as of the Effective Date with respect to the base salary and target annual bonus (provided, that your annual bonus for fiscal year 2023 will be determined based on (x) your target annual bonus in effect prior to the Effective Date with respect to the portion of the fiscal year occurring prior to the Effective Date, and (y) your target annual bonus as set forth herein with respect to the portion of the fiscal year occurring on and following the Effective Date), and to be effective for the 2024 fiscal year with respect to the target long-term incentive opportunity. 2. A retention award consisting of 50% restricted cash and 50% Restricted Stock Units (the “Transition Grant”) granted pursuant to the Company’s Second Amended and Restated 2006 Stock Incentive Plan and an award agreement (the “Transition Grant Award Agreement”), with an approximate grant date fair value equal to $2 million. The Transition Grant Award Agreement will be consistent with the Company’s applicable form agreement(s), except as otherwise specified herein. The Transition Grant will vest in five substantially equal installments of 20% during the two-year period following the Effective Date, with the first tranche to vest on the grant date and the remaining four tranches to vest in equal installments on the first four six-month anniversaries of the Effective Date thereafter. If your employment with the Company is terminated without Cause or you resign for Good Reason prior to the Transition Grant becoming fully-vested, then the Transition Grant will accelerate and become fully-vested and payable upon such termination of employment. The Transition Grant will be approved by the Compensation Committee of the Board of Directors of the Company (the “Board”) and granted effective as of August 24, 2023. 3. A cash bonus equal to at least 10% of your then-current base salary but no more than 50% of your then-current base salary (the “Transition Success Bonus”), to be paid within 10 days following the date on which an incoming Chief Executive Officer of the Company commences employment, including the Board’s designation of Marietta Zakas to continue in the role of Chief Executive Officer following completion of the applicable search process (the “Permanent CEO Transition Date”), subject to your continued employment through such date. The actual amount of the Transition Success Bonus will be determined by the Board or the

Compensation Committee in its discretion in connection with the Permanent CEO Transition Date. 4. As soon as practicable following the Effective Date, you and the Company will enter into an Executive Change-in-Control Severance Agreement (the “CIC Agreement”) in a form consistent with the CIC Agreement with the Company’s Chief Legal Officer as of the Effective Date. 5. In the event the Company terminates your employment without Cause or you resign for Good Reason (each as defined in your CIC Agreement) and you are not entitled to severance payments or benefits pursuant to your CIC Agreement, then in lieu of any severance payments or benefits that you would receive under the Mueller Group, LLC Executive Severance Plan (the “Executive Severance Plan”), you shall be eligible to receive the “Severance Benefits” set forth in the Employment Agreement with the Company’s Chief Legal Officer as of the Effective Date (to the extent applicable and subject to the conditions applicable to such Severance Benefits), except that such Severance Benefits will be calculated based on your then-current compensation opportunities. For the avoidance of doubt, you will continue to be subject to the restrictive covenants set forth in the Executive Severance Plan. 6. You will be entitled to (i) a car allowance of $1,500 per month, subject to applicable taxes, (ii) reimbursement of financial planning expenses in accordance with the Company’s policy for executive financial planning, and (iii) reimbursement for expenses of an annual physical in accordance with the Company’s policy for executive physical exams. The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable pursuant to this letter. The Company also agrees to reimburse your reasonable legal fees incurred in connection with reviewing this letter and related compensation arrangements. This letter shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. [Signature Page Follows]

MUELLER WATER PRODUCTS, INC. __________________________________ Name: ____________________________ Title: _____________________________ ACCEPTED AND AGREED: _______________________________________ Paul McAndrew